Exhibit 99.1

RISK FACTORS

KCA Deutag International Limited’s (“KCA Deutag”) independent auditors issued qualified audit reports for KCA Deutag’s consolidated financial statements for the years ended December 31, 2023 and 2022.

In July 2022, KCA Deutag exited its businesses in Russia in response to the war in Ukraine and related UK and Jersey-imposed sanctions. The Russian businesses were accounted for as discontinued operations in KCA Deutag’s consolidated financial statements for the year ended December 31, 2022. The independent auditors’ report of such financial statements contained a qualification as to scope regarding such discontinued operations. Auditors issue a qualified report as to scope when they are unable to obtain sufficient audit evidence to determine whether adjustments are necessary to amounts reflected in the financial statements. As a result of Jersey sanctions banning the provision of audit services to entities connected with the Russian Federation, KCA Deutag’s independent auditors could not obtain sufficient audit evidence with respect to such discontinued operations in order to determine whether any adjustments were necessary. In light of such qualification in the 2022 audit report, KCA Deutag’s independent auditors modified their audit report of the consolidated financial statements for the fiscal year ended December 31, 2023 because of the possible effect of the scope limitation on the comparability of amounts in fiscal 2023 with corresponding amounts in fiscal 2022. Although KCA Deutag’s Russian operations have been discontinued and are only relevant to the company’s results of operations and financial position in a historical comparison context, as a consequence of the scope limitation, the 2022 consolidated financial statements could nonetheless contain a material misstatement as to the amounts relating to such discontinued operations.

We are not providing all of the information that would be required if this offering were being registered with the Securities and Exchange Commission (“SEC”).

The offering memorandum does not include all of the information that would be required if we were registering this offering with the SEC. The historical consolidated financial statements of KCA Deutag have been prepared in accordance with UK-adopted international accounting standards, IFRS Interpretations Committee and the Companies (Jersey) Law 1991 (“UK IFRS”) and do not satisfy the requirements of Rule 3-05 of Regulation S-X as promulgated by the SEC under Securities Act of 1933, as amended.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF KCA DEUTAG INTERNATIONAL LIMITED

The following summary historical consolidated financial information presented as at and for the years ended December 31, 2023 and 2022 has been derived from KCA Deutag’s audited consolidated financial statements, which were prepared in accordance with UK IFRS. The following summary historical consolidated financial information presented as at June 30, 2024 and for the six months ended June 30, 2024 and 2023 has been derived from KCA Deutag’s unaudited condensed consolidated financial statements, which were prepared in accordance with UK IFRS.

KCA Deutag’s historical results are not necessarily indicative of the results that may be expected in the future, and the results as at and for the six months ended June 30, 2024 are not necessarily indicative of results expected for the current fiscal year or any future period. The information set forth below is only a summary.

	Year ended December 31,		Six months ended June 30,
(In millions)	2023	2022	2024	2023

			(unaudited)
Statements of consolidated income
Revenue	$1,614.5	$1,087.3	$865.7	$763.2
Cost of sales	(1,370.9)	(995.8)	(721.0)	(655.5)
Gross Profit	243.6	91.5	144.7	107.7
Administrative expenses	(49.2)	(39.9)	(27.0)	(22.3)
Net impairment gain on financial and contract assets	3.0	8.4	—	—
Amortization of intangible assets	(8.8)	(4.0)	(4.0)	(3.5)
Operating profit before exceptional items	188.6	56.0	113.7	81.9
Exceptional items – net operating costs	(21.8)	(18.7)	(10.6)	(10.1)
Operating profit (loss)	166.8	37.3	103.1	71.8
Finance costs	(169.5)	(100.7)	(79.3)	(84.8)
Finance income	7.7	19.5	—	—
Profit (loss) before taxation	5.0	(43.9)	23.8	(13.0)
Taxation	(47.2)	(36.5)	(20.5)	(18.6)
Profit (loss) from continuing operations	(42.2)	(80.4)	3.3	(31.6)
Profit (loss) from discontinued operations	8.5	(294.2)	—	8.9
Loss for the period	(33.7)	(374.6)	3.3	(22.7)
Loss attributable to:
Owners	(49.7)	(388.1)	(5.3)	(30.0)
Non controlling interests	16.0	13.5	8.6	7.3
	$(33.7)	$(374.6)	$3.3	$(22.7)
Statements of consolidated cash flows
Net cash provided by (used in):
Operating activities	$288.1	$144.3	$58.4	$92.0
Investing activities	(181.0)	(535.6)	(43.5)	(89.1)
Financing activities	(158.7)	441.4	(74.9)	(77.2)

	As of December 31,		As of
(In millions)	2023	2022	June 30, 2024
			(unaudited)
Consolidated balance sheets
Total assets	$2,376.9	$2,234.3	$2,359.9
Total property and equipment	948.3	841.0	949.8
Non-current liabilities	1,384.9	1,279.9	(1,405.1)
Total equity	477.4	540.7	470.1

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined statements of operations information for the nine months ended June 30, 2024 and the year ended September 30, 2023 is presented as if each of (i) the Company’s acquisition of the entire issued share capital of KCA Deutag, (ii) the Company’s entrance into and borrowings under the term loan agreement, dated as of August 14, 2024, (iii) this offering of senior notes, (iv) the redemption of KCA Deutag’s outstanding notes and (v) the prepayment of KCA Deutag’s outstanding loans and credit facilities (collectively, the “Transactions”) had occurred on October 1, 2022. The summary unaudited pro forma condensed combined balance sheet information is presented as if the Transactions had occurred on June 30, 2024 and, as adjusted, to reflect the preliminary adjustments to comply with generally accepted accounting principles in the United States (“U.S. GAAP”) and conform to H&P accounting policies.

The following summary unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated position of the Company would have been had the pro forma events occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Future results may vary significantly from the results reflected because of various factors.

	Year ended	Nine months ended
(In thousands)	September 30, 2023	June 30, 2024
Statements of combined operations
Operating revenues
Drilling services	$4,477,177	$3,358,735
Other	9,744	7,979
	4,486,921	3,366,714
Operating costs and expenses
Drilling services operating expenses, excluding depreciations and amortization	2,981,596	2,228,118
Other operating expenses	4,477	3,307
Depreciations and amortization	568,942	435,710
Research and development	30,046	32,105
Selling, general and administrative	281,889	231,732
Asset impairment charges	12,097	—
Restructuring charges	5,700	8,200
Gain on reimbursement of drilling equipment	(48,173)	(24,687)
Other (gain) loss on sale of assets	5,616	1,118
	3,842,190	2,915,603
Operating income	644,731	451,111
Other income (expense)
Interest and dividend income	36,093	35,189
Interest expense	(135,566)	(101,432)
Gain on investment securities	11,299	102
Other	9,081	2,991
	(79,093)	(63,150)
Income before income taxes	565,638	387,961
Income tax expense (benefit)	202,667	132,813
Net income from continuing operations	$362,971	$255,148
Net income attributable to owners	360,297	251,842
Net income attributable to non-controlling interests	2,674	3,306
	$362,971	$255,148

(In thousands)	As of June 30, 2024
Balance sheet data
Total assets	$7,315,659
Property, plant and equipment, net	4,128,024
Long term debt, net	2,421,283
Total shareholders’ equity	2,931,730

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